UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SEASONS SERIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Announcement

Managed Allocation Portfolios – Seasons Series Trust

Proxy Mailing to Contract Owners

General Knowledge

What’s new?

A proxy statement is being sent to contract owners (or shareholders, as they are referred to in the proxy statement) invested in the Allocation Balanced Portfolio, Allocation Moderate Portfolio, Allocation Moderate Growth Portfolio and Allocation Growth Portfolio (each, a “Portfolio” and together, the “Portfolios”).

What is the purpose of this proxy?

Contract owners invested in the Portfolios of Seasons Series Trust as of 4/30/2016, the record date, are being asked to vote on a proposal to approve a Plan of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940 for Class 3 shareholders of each Portfolio.

As a result, if the proposal is approved, Class 3 shares of each Portfolio would be subject to service fees under the Plan of Distribution at the annual rate of up to 0.25% of the average daily net assets of the class.

When is the shareholder meeting?	Tuesday, July 12, 2016 at 10:00 a.m., Eastern Time
How can shareholders vote?

Vote Online: Go to www.proxy-direct.com and follow the on-screen instructions;

Vote by Phone: Call 1-866-298-8476 and follow the recorded instructions;

Vote by Mail: Vote, sign and date the Voting Instruction Card and return it in the postage-paid envelope to Proxy Tabulator, P.O. Box 18011, Hauppauge, NY 11788-8811; OR

Vote in Person: Attend the Shareholder Meeting at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311-4992, on Tuesday, July 12, 2016, at 10:00 a.m., Eastern Time.

When is the Proxy being mailed to the shareholders?	Mailing to begin on or about the week of May 23, 2016.
How many shareholders are affected?	Approximately 20,000
Additional information.	Each contract owner is receiving a Voting Instruction Card and a detailed proxy statement (sample attached).
For additional information or questions.	Please contact Investment Product Management, Gregory Lewandowski (x7374841).

Issued: 5/31/16	For Internal Use Only	Training Team Job Aid 162-16

The information presented in this job aid is considered to be accurate as of the time of publication. However, modifications or updates that occur after publication may not be reflected. For questions, please see your manager.